Exhibit 5.1

50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation

April 19, 2021

Bespoke Capital Acquisition Corp.

3rd Floor

115 Park Street

London, W1K 7AP

United Kingdom

Re:	Registration Statement on Form S-4 of Bespoke Capital Acquisition Corp.

Ladies and Gentlemen:

We have acted as special Nevada counsel to Bespoke Capital Acquisition Corp., a corporation organized under the laws of the Province of British Columbia (the “Company”), in connection with the Registration Statement (as defined below), relating to, among other things, (i) the merger of VWE Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into Vintage Wine Estates, Inc., a California corporation (“VWE”), with VWE surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), pursuant to the terms of the Transaction Agreement, dated February 3, 2021, among the Company, Merger Sub, VWE and the other parties thereto (the “Transaction Agreement”), and (ii) as a condition to the effectiveness of the Merger, the proposal of the Company to change its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada (the “Domestication”), subject to requisite approvals by shareholders of the Company and VWE. Following the Domestication, the Company will be renamed “Vintage Wine Estates, Inc.” We refer to the post-Domestication Nevada entity herein as “New VWE Holdco.”

Prior to and as a condition of the Merger, in connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a continuance out of the Province of British Columbia under Section 308 of the Business Corporations Act (British Columbia) and domestication as a Nevada corporation pursuant to Section 92A.270 of the Nevada Revised Statutes (the “NRS”) and, in connection therewith, the Company will simultaneously file the Articles of Domestication (as defined below) and the Articles of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Nevada. Upon the Articles of Domestication and the Articles of Incorporation becoming effective under NRS 92A.270 (the “Domestication Effective Time”), among other things: (i) each then issued and outstanding Class A Restricted Voting

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Share (“Class A Restricted Voting Shares”) of the Company will convert automatically, on a one-for-one basis, into a share of common stock, no par value per share (“New VWE Holdco Common Stock”), of New VWE Holdco; (ii) each then issued and outstanding Class B Share (“Class B Shares”) of the Company will convert automatically, on a one-for-one basis, into a share New VWE Holdco Common Stock; (iii) each then issued and outstanding share purchase warrant of the Company (“Company Warrants”) will convert automatically into a warrant to purchase one share of New VWE Holdco Common Stock (“New VWE Holdco Warrants”).

As a result of and upon the effective time of the Merger (the “Merger Effective Time”), among other things: (i) each share of capital stock of VWE issued and outstanding immediately prior to the Merger Effective Time (other than Dissenting Shares and Excluded Shares (each as defined in the Transaction Agreement)) will be automatically cancelled and converted into the right to receive (i) the Per Share Merger Consideration less the Per Share Adjustment Escrow Deposit (each as defined in the Transaction Agreement) and (ii) a contingent right to receive, if and when payable under the Transaction Agreement, (A) the Per Share Adjustment Escrow Release and (B) the Per Share Earnout Shares (each as defined in the Transaction Agreement) (collectively, the “VWE Merger Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with rendering this opinion, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

1.

the Registration Statement on Form S-4 (File No. 333-254260) (as amended, the “Registration Statement”) of the Company, initially filed with the SEC on March 15, 2021 and relating to (i) 42,000,000 shares of New VWE Holdco Common Stock to be issued upon the Domestication; (ii) 26,000,000 New VWE Holdco Warrants to be outstanding upon the Domestication (iii) 26,000,000 shares of New VWE Holdco Common Stock issuable upon exercise of the New VWE Holdco Warrants; and (iv) up to 40,726,864 shares of New VWE Holdco Common Stock to be issued in connection with the Merger and constituting VWE Merger Shares (collectively, the “New VWE Holdco Securities”);

2.	the Transaction Agreement;

3.	the form of the Articles of Incorporation of New VWE Holdco to become effective as of the Domestication Effective Time (the “Articles of Incorporation”);

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4.	the form of the Bylaws of New VWE Holdco to become effective as of the Domestication Effective Time (the “Bylaws”);

5.	the form of the Articles of Domestication to become effective as of the Domestication Effective Time (the “Articles of Domestication”); and

6.	the Warrant Agency Agreement, dated as of August 15, 2019, between the Company and TSX Trust Company (the “Warrant Agreement”).

We have reviewed such documents and certificates, including those listed above, and have made such examination of law, as we have deemed appropriate to give the opinions set forth below. With your consent, we have relied, without independent verification, on certificates of public officials, representations in the Transaction Agreement, the Warrant Agreement and the Registration Statement (collectively, the “Transaction Documents”).

In rendering the opinions expressed below, we have, with your consent, assumed and relied upon the following without independent verification:

(a)    the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed or electronic copies;

(b)    the accuracy and completeness of all certificates and other statements, consents, and resolutions, documents and records, reviewed by us and the accuracy and completeness of all applicable representations, warranties, schedules, and exhibits contained in the Transaction Documents, in each case with respect to the factual matters set forth therein;

(c)    that all parties to the documents reviewed by us (other than New VWE Holdco) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform their duties under such documents and all such documents have been duly authorized, executed and delivered by such parties and do not conflict with, result in a breach of, or constitute a default under, any of their charter documents or the law of the jurisdiction of their formation;

(d)    that prior to effecting the Domestication and the Merger: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) all requisite approvals of the shareholders of the Company and VWE will have been obtained; and (iii) all other necessary action will have been taken under the applicable laws of the Province of British Columbia to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable British Columbia and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

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(e)    each Transaction Document constitutes the legal, valid and binding obligation of each party thereto enforceable against such party in accordance with its terms; and

(f)    that the Domestication and the Merger as described in the Registration Statement will become effective as described in the Registration Statement.

Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court files or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

The opinions expressed below are limited to the Nevada Corporate Code set forth at Chapter 78 of the NRS and the internal laws of the State of Nevada that are, in our experience, normally applicable to general business entities not engaged in regulated business activities and to transactions of the type contemplated in the Transaction Documents. We have not made an independent review of federal law or the laws of any state other than the State of Nevada. Accordingly, we express no opinion as to federal law or as to the matters governed by the laws of any other state or jurisdiction.

On the basis of such examination, and our reliance upon the assumptions and qualifications contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.    Upon the Domestication Effective Time, each issued and outstanding Class A Restricted Voting Share will convert automatically into one share of New VWE Holdco Common Stock that will have been duly authorized by all requisite corporate action on the part of New VWE Holdco under the NRS and that will be validly issued, fully paid and non-assessable.

2.    Upon the Domestication Effective Time, each issued and outstanding Class B Share will convert automatically into one share of New VWE Holdco Common Stock that will have been duly authorized by all requisite corporate action on the part of New VWE Holdco under the NRS and that will be validly issued, fully paid and non-assessable.

3.    Following the Merger Effective Time, the VWE Merger Shares, when issued in the manner and on the terms described in the Registration Statement and the Transaction Agreement, will have been duly authorized by all requisite corporate action on the part of New VWE Holdco under the NRS and will be validly issued, fully paid and non-assessable.

4.    Following the Domestication Effective Time, the shares of New VWE Holdco Common Stock underlying the New VWE Holdco Warrants, when delivered upon exercise of the New VWE Holdco Warrants in accordance with the terms and conditions set forth in the Registration Statement and the Warrant Agreement, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

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In addition to other assumptions and qualifications set forth herein, the opinions set forth above are, with your consent, subject to the following qualifications and assumptions:

(a)    We express no opinion with respect to the enforceability of the Transaction Documents. Without limiting the foregoing, we express no opinion with respect to any lack of enforceability of or authorization of the Transaction Documents due to, and express no opinion with respect to, any lack of, or deemed deficiency of, sufficient consideration received by any party, and we have assumed that the transactions contemplated by the Transaction Documents are directly or indirectly related to the business interests of the New VWE Holdco, that such transactions were fair and reasonable to New VWE Holdco at the time each such transaction was authorized, that such transactions were necessary or convenient to the conduct, promotion, or attainment of the business of the New VWE Holdco, that New VWE Holdco received reasonably equivalent value in respect of such transactions, and that such transactions or the use of proceeds thereof will not render any of New VWE Holdco insolvent.

(b)     Without limiting the foregoing, our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

(c)    We express no opinion concerning (i) securities laws or regulations, including blue-sky laws or the form, sufficiency or accuracy of the Registration Statement or any prospectus related thereto, (ii) antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) compliance with fiduciary requirements, (v) environmental laws and regulations, (vi) land use or subdivision laws or regulations, (vii) tax law or regulation, (viii) laws and regulations concerning filing requirements, other than requirements applicable to charter documents, (ix) fraudulent transfer or fraudulent conveyance laws, (x) United States Federal Reserve Board margin regulations, (xi) patent, copyright, trademark, and other Federal and state intellectual property laws and regulations, (xii) racketeering laws and regulations (e.g., RICO), (xiii) health and safety laws and regulations (e.g., OSHA), (xiv) labor laws and regulations, (xv) laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws, (xvi) bulk transfer laws, (xvii) law concerning access by the disabled and building codes, (xviii) title to any property, the characterization of any property as real property, personal property or fixtures, or the accuracy or sufficiency of any description of any collateral or other property, (xix) the existence of, or any rank or priority of, any lien or security interest, or (xx) laws or regulations to which holders of the New VWE Holdco Securities may be subject as a result of their legal or regulatory status, their sale or transfer of any such securities or other obligations or interests under the Transaction Documents.

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(d)    We express no opinion as to any party to any of the Transaction Documents, other than New VWE Holdco.

(e)     We express no opinion regarding the contents of the Registration Statement. In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Parsons Behle & Latimer under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

PARSONS BEHLE & LATIMER

/s/ Parsons Behle & Latimer